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                                                                     EX-99.B5(a)
                                SBSF FUNDS, INC.

                          INVESTMENT ADVISORY AGREEMENT


         Agreement, made this 5th day of April, 1995 between SBSF Funds, Inc., a Maryland corporation (the "Fund"), and SPEARS, BENZAK, SALOMON & FARRELL, INC., a New York corporation (the "Adviser").

         WHEREAS, the Fund is an open-end diversified investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue its shares in series; and

         WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

                                   WITNESSETH:
                                   -----------

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Subject to the general supervision of the Board of Directors of the Fund, the Adviser shall manage the investment operations of the Fund and the composition of each of the Fund's portfolios of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objectives and policies as stated in the Prospectus (as defined in paragraph 3 of this Agreement) and subject to the following understandings:

                  (a) the Adviser shall furnish a continuous investment program for the Fund's portfolios and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portions of the assets will be invested in securities, cash and cash equivalents;

                  (b) the Adviser shall use the same skill and care in the management of the Fund's portfolios as its uses in the administration of other accounts for which it has investment responsibility as agent;

                  (c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and with the instructions and directions of the




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         Board of Directors of the Fund and will confirm to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations; and

                  (d) the Adviser shall determine the securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for the purchases and sales and in accordance with the policies of each of the Fund's portfolios with respect to allocation of brokerage set forth from time to time in the Fund's Prospectus and as may be otherwise determined by the Board of Directors; the Adviser shall also make recommendations regarding whether or not the Fund shall enter into repurchase agreements with respect to the Fund's portfolios.

         On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

                  (e) the Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Board of Directors of the Fund such periodic and special reports as the Board of Directors may reasonably request; and

                  (f) the investment management services of the Adviser to the Fund's portfolios under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

         3. The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

                  (a) Articles of Incorporation of the Fund, filed with the Secretary of State of the State of Maryland on May 26, 1983 (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

                  (b) By-Laws of the Fund (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");



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                  (c) Certified resolutions of the Board of Directors of the
         Fund authorizing the appointment of the Adviser and approving the form of this Agreement;

                  (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1 (No. 2-84920) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on July 5, 1983 relating to the Fund and the shares of the Fund's common stock, par value $.01, and all amendments and post-effective amendments thereto; and

                  (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission on July 5, 1983.

         4. Pursuant to applicable law, the Adviser shall keep the Fund's books and records required to be maintained by, or on behalf of, the Fund with respect to the advisory services hereunder. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records of the Fund required to be preserved by Rule 31a-1 of the Commission under the 1940 Act.

         5. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).

         6. For the services provided and the expenses borne pursuant to this Agreement, each of the Fund's portfolios will pay to the Adviser as full compensation therefor a fee at an annual rate as follows: 75% of the average daily net assets of the SBSF Fund, the Convertible Securities Fund and the Capital Growth Fund and .25% of the average daily net assets of the Money Market Fund. This fee will be computed daily and will be paid to the Adviser monthly. In the event the expenses of any of the Fund's portfolios for any fiscal year (including the fees payable to the Adviser for administration, if any, and amortization expense, but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdictions in which shares of the Fund's portfolios are then qualified for offer and sale, the compensation due to the Adviser thereunder will be reduced by the amount of such excess, or if such excess expenses exceed the amount of the fees payable to the Adviser, the Adviser shall reimburse the affected portfolio or portfolios of the Fund the amount by which such expenses exceed such fees. Any reduction in the fee payable and any payment by the Adviser to the Fund shall be made monthly and subject to readjustment during the year.


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         7. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it or its obligations and duties under this Agreement.

         8. This Agreement shall continue in effect for a period of more than one year from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act as in effect at such time; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the directors of the Fund who are not parties to such contract or interested persons of the Fund (as defined in the 1940 Act) or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

         9. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         10. This Agreement may be amended with respect to a portfolio or portfolios by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party or have any direct or indirect financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the affected portfolio or portfolios of the Fund.

         11. Notice of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at 45 Rockefeller Plaza, New York 10111, Attention: President, or at such other address or to such other individual as shall be specified by the Adviser to the Fund. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Fund at 125 West 55th Street, New York, New York 10019, Attention: Secretary or at such other address or to such other individual as shall be specified by the Fund to the Adviser.

         12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                                                 SBSF FUNDS, INC.


                                                 By: /s/ William B. Blundin
                                                    -------------------------
ATTEST:


By:
   -------------------------
     Assistant Secretary


                                                 SPEARS, BENZAK, SALOMON &
                                                   FARRELL, INC.


                                                 By: /s/ Christopher J. Brown
                                                    ------------------------

ATTEST:


By: /s/ Michael R. Parker
   -------------------------
     Secretary


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